Exhibit 4.1

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Warrant No. W-6	Shares of Common Stock: 18,000

Date of Issuance:  October 6, 2015

EDGE THERAPEUTICS, INC.

Common Stock Warrant

Edge Therapeutics, Inc. (the “Company”), for value received, hereby certifies that Maxim Partners LLC, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms of this Common Stock Warrant (this “Warrant”) set forth below, to purchase from the Company, at any time after October 6, 2015 (the “Commencement Date”) and on or before October 6, 2020 (the “Expiration Date”), up to Eighteen Thousand (18,000) shares of Common Stock of the Company (the “Warrant Stock”), par value $0.00033 per share (the “Common Stock”), at a per share exercise price (the “Exercise Price”) equal to $12.10 per share (subject to adjustment as set forth in Section 2).

1.                    Exercise.

(a)           Method of Exercise.  This Warrant may be exercised by the Registered Holder, in whole or in part, by delivering the form appended hereto as Exhibit A duly executed by such Registered Holder (the “Exercise Notice”), at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, accompanied by payment in full of the Exercise Price payable with respect to the number of shares of Warrant Stock purchased upon such exercise.  The Exercise Price must be paid by cash, check or wire transfer in immediately available funds for the Warrant Stock being purchased by the Registered Holder, except as provided in Section 1(c).

(b)          Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice has been delivered to the Company (the “Exercise Date”) as provided in this Section 1.  At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)           Cashless Exercise. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant in the manner set forth in Section 1(a), the Registered Holder may elect to exercise this Warrant, or a portion hereof, and to pay for the Warrant Stock by way of cashless exercise (a “Cashless Exercise”). If the Registered Holder wishes to effect a cashless exercise, the Registered Holder shall deliver the Exercise Notice duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate in writing prior to the date of such exercise, in which event the Company shall issue to the Registered Holder the number of shares of Warrant Stock computed according to the following equation:

X = Y* (A-B)
              A

; where

X = the number of shares of Warrant Stock to be issued to the Registered Holder.

Y = the Warrant Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant Stock being exercised.

A = the Fair Market Value (defined below) of one share of Common Stock on the Exercise Date.

B = the Exercise Price (as adjusted pursuant to the provisions of this Warrant).

For purposes of this Section 1(c), the “Fair Market Value” of one share of Common Stock on the Exercise Date shall have one of the following meanings:

(1)           if the Common Stock is traded on a national securities exchange, the Fair Market Value shall be deemed to be the average of the Closing Prices over a five trading day period ending on the Exercise Date. For the purposes of this Warrant, “Closing Price” means the final price at which one share of Common Stock is traded during any trading day; or

(2)           if the Common Stock is traded over-the-counter, the Fair Market Value shall be deemed to be the average of the Closing Price over the five day period ending on the Exercise Date.  If no Closing Price is reported for the Common Stock, the average of the bid and ask prices for the Common Stock as reported in the over the counter market will be used instead of the Closing Price; or

(3)           if neither (1) nor (2) is applicable, the Fair Market Value shall be at the commercially reasonable price per share which the Company could obtain on the Exercise Date from a willing buyer for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Company’s Board of Directors.

For illustration purposes only, if this Warrant entitles the Registered Holder the right to purchase 100,000 shares of Warrant Stock and the Holder were to exercise this Warrant for 50,000 shares of Warrant Stock at a time when the Exercise Price was reduced to $1.00 and the Fair Market Value of each share of Common Stock was $2.00 on the Exercise Date, as applicable, the cashless exercise calculation would be as follows:

X = 50,000 ($2.00-$1.00)

$2.00

X = 25,000

Therefore, the number of shares of Warrant Stock to be issued to the Holder after giving effect to the cashless exercise would be 25,000 shares of Warrant Stock and the Company would issue the Holder a new Warrant to purchase 50,000 shares of Warrant Stock, reflecting the portion of this Warrant not exercised by the Holder.  For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Stock issued in the cashless exercise transaction described pursuant to Section 1(c) shall be deemed to have been acquired by the Holder, and the holding period for the shares of Warrant Stock shall be deemed to have commenced, on the date of the Registered Holder’s acquisition of this Warrant.

(d)          Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) business days thereafter (the “Warrant Stock Delivery Date”), the Company will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i)            a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii)          in case such exercise is in part only, a new warrant or warrants of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares surrendered for exercise as provided in Section 1(a).

2.                   Anti-dilution Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)       Splits, Dividends and Subdivisions.  If the Company shall at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, then the number of Warrant Shares purchasable upon exercise of this Warrant in effect immediately prior to the date upon which such change shall become effective shall be proportionally adjusted by the Company so that the Holder thereafter exercising this Warrant shall be entitled to receive the number of shares of Common Stock or other Common Stock which the Holder would have received if this Warrant had been fully exercised immediately prior to such event.  Such adjustments shall be made successively whenever any event listed above shall occur.

(b)      Recapitalization, Reclassification or Reorganization. If any recapitalization, reclassification or reorganization of the Common Stock of the Company (other than a change in par value or a subdivision or combination as provided for in Section 2(a) above) shall be effected in such a manner (including, without limitation, in connection with a consolidation or merger in which the Company is the continuing corporation), that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (a “Reorganization”), then, as a condition of such Reorganization, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive upon exercise hereof (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby.  In the event of any Reorganization, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Warrant Shares) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.  The provisions of this Section 2(b) shall similarly apply to successive Reorganizations.

(c)       Distributions.  In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock of evidences of indebtedness or assets (other than dividends or distributions referred to in Section 2(a) hereof), or subscription rights or warrants, the Holder shall be entitled to receive upon exercise hereof, simultaneous with the holders of Common Stock, said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, that the Holder would have received if this Warrant had been fully exercised immediately prior to such event.  In the event that the Company implements a shareholder rights plan, such rights plan shall provide that upon exercise of this Warrant the Holder will receive, in addition to the Common Stock issuable upon such exercise, the rights issued under such rights plan (as if the Holder had exercised this Warrant prior to implementing the rights plan and notwithstanding the occurrence of an event causing such rights to separate from the Common Stock at or prior to the time of exercise).  Any distribution of rights or warrants pursuant to a shareholder rights plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants for the purposes of this Section 2(c).

(d)       Notice of Adjustments.  With each adjustment pursuant to this Section 2, the Company shall deliver a certificate signed by its chief financial or executive officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Exercise Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment.

3.              Transfers.

(a)           Unregistered Security.  The holder of this Warrant acknowledges that this Warrant has not been registered under the Securities Act and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock (or Common Stock) issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Stock (or Common Stock) and registration or qualification of this Warrant or such Warrant Stock (or Common Stock) under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.

(b)          Transferability.  Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part on and after the Commencement Date; provided, however, that subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part immediately upon issuance to (i) any entity controlling, controlled by or under common control of the Registered Holder, or (ii) to any successor, officer, manager or member of the Registered Holder (or to any officer, manager or member of any successor to the Registered Holder) by surrendering this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c)           Warrant Register.  The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant.  Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes.  Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4.             Registration Rights.

(a)           Provided that the Common Stock underlying the Warrant Stock (the “Registrable Securities”) have not been registered or are not otherwise freely tradable without restriction pursuant to Rule 144 promulgated under the Securities Act, if at any time after the Company’s initial public offering under the Securities Act, the Company proposes to register any of its securities under the Securities Act (other than by a registration in connection with an acquisition in a manner which would not permit registration of the securities for sale to the public, or a registration on Form S-8 or Form S-4, or any successor forms thereto), then the Company will at such time give prompt written notice to the Registered Holder of its intention to do so. Upon the written request or request via electronic mail of the Registered Holder, made within ten (10) days after the receipt of such notice, to include any of the Registrable Securities in such registration, the Company will, subject to the terms of this Warrant, use its commercially reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities but in no event later than 180 days from the date of such request.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4(a) before the effective date of such registration, whether or not the Registered Holder has elected to include Registrable Securities in such registration.  In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to this Section 4(a), the Company shall not be required to include any of the Registered Holder’s Registrable Securities in such underwriting unless the Registered Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters or if the Registered Holder has not provided the information necessary to be included in the registration statement.

(b)          Commencing one (1) year after the Company has been subject to the requirements of Section 12 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Registered Holder is entitled to one “demand” registration right.  Upon receipt of such demand request by the Company from the Registered Holder, the Company shall file a registration statement on Form S-3 (“Form S-3”) or, if Form S-3 is not available, on any other appropriate form, including Form S-1 and cause such registration statement to become effected (as defined in Section 4(d)) in an expeditious manner.

(c)           Registration of Registrable Securities under this Section 4 shall be on such appropriate registration form: (i) as shall be selected by the Company, and (ii) as shall permit the public disposition of such Registrable Securities in accordance with this Section 4.  The Company agrees to include in any such registration statement all information which the requesting holders of Registrable Securities shall reasonably request, which is required to be contained therein.  The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to this Section 4, excluding underwriting discounts and commission and fees and expenses of counsel to the Registered Holders.

(d)          A registration requested pursuant to this Section 4 shall not be deemed to have been effected: (i) unless a registration statement with respect thereto has become effective or (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission (the “SEC”) or other governmental agency or court of competent jurisdiction for any reason, other than by reason of some act or omission by a holder of Registrable Securities.

5.                   Termination.  This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m., Eastern Time, on the Expiration Date.

6.                    Notices of Certain Transactions.  In case:

(a)           the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right,

(b)          of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined.  Failure to send such notice shall not act to invalidate any such transaction.

7.                   Reservation of Stock.  The Company covenants that at all times it will have authorized, reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.  The Company covenants that all Warrant Stock that may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock upon the exercise of the purchase rights under this Warrant by the Registered Holder.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Stock may be issued as provided herein without violation of any applicable law or regulation.

8.                   Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9.                   Notices.  Any notice required or permitted by this Warrant shall be in writing and shall be deemed duly given upon receipt, when delivered personally or by courier, overnight delivery service, confirmed facsimile or electronic mail, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth on the signature page of this Warrant or as subsequently modified by written notice to the Registered Holder.

10.                No Rights as Stockholder.  Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

11.                No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder.  In lieu of any fractional shares which would otherwise be issuable, the Company shall round the amount of Warrant Stock issuable to the nearest whole share.

12.                Consent, Amendment or Waiver.  Any term of this Warrant may be amended or waived upon written consent of the Company and the Registered Holders of a majority of the Warrant Stock issuable upon the issued and outstanding Warrants.

13.                Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14.                Governing Law.  This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

15.                Representations and Warranties of the Company. This Warrant has been entered into by the Registered Holder in reliance upon the following representations and covenants of the Company as of the Date of Issuance:

(a)           Authorization.  The Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)          Valid Issuance.  The Warrant Stock is duly authorized and reserved for issuance, and when issued and delivered in accordance with the terms of this Warrant will be duly and validly issued, fully paid and nonassessable.

(c)           No Conflict.  The execution and delivery of this Warrant do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Eighth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) or Second Amended and Restated Bylaws of the Company or any order, decree, statute, law, ordinance, rule, listing requirement or regulation applicable to the Company, its properties or assets, which conflict, violation, default or right would have a material adverse effect on the business, properties, prospects, financial condition or operations of the Company.

16.                No Impairment.  The Company will not, by amendment of its Restated Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will (subject to Section 12 above) at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment.

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

EDGE THERAPEUTICS, INC.

By:	/s/ Brian A. Leuthner
Name: Brian A. Leuthner
Title: President & Chief Executive Officer

Exhibit A

WARRANT EXERCISE FORM
[To be executed only upon exercise of Warrant]

To EDGE THERAPEUTICS, INC.:

The undersigned registered holder of the within Warrant hereby irrevocably exercises the Warrant with respect to ________________________ Warrant Shares, at an exercise price per share of $[                ], and requests that the certificates for such Warrant Shares be issued in the name of, and delivered to:

The undersigned is hereby making payment for the Warrant Shares in the following manner: [check one]

☐	by cash in accordance with Section 1(a) of the Warrant

☐	via cashless exercise in accordance with Section 1(c) of the Warrant in the following manner:

The undersigned hereby represents and warrants that it is, and has been since its acquisition of the Warrant, the record and beneficial owner of the Warrant.

Dated:

Print or Type Name

(Signature must conform in all respects to name of holder as specified on the face of Warrant)

(Street Address)

(City) (State) (Zip Code)

Exhibit B

ASSIGNMENT FORM
 [To be executed only upon transfer of Warrant]

For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto _____________________ [include name and addresses] the rights represented by the Warrant to purchase __________ shares of Common Stock of EDGE THERAPEUTICS, INC. to which the Warrant relates, and appoints _____________________ Attorney to make such transfer on the books of EDGE THERAPEUTICS, INC. maintained for the purpose, with full power of substitution in the premises.

Dated:
(Signature must conform in all respects
to name of holder as specified on the
face of Warrant)

(Street Address)

(City) (State) (Zip Code)

Signed in the presence of:

(Signature of Transferee)

(Street Address)

(City) (State) (Zip Code)

Signed in the presence of:

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